Exhibit 12
Statement re computation of ratios
	Three Months Ended		Fiscal Years Ended
	4/30/2003	4/30/2002	2003	2002	2001	2000	1999
Income before income taxes	2,878	2,537	12,368	10,396	9,793	9,110	7,020
Capitalized interest	(31)	(33)	(124)	(130)	(93)	(57)	(41)
Minority interest	(42)	(41)	(193)	(183)	(129)	(170)	(153)
Adjusted profit before tax	2,805	2,463	12,051	10,083	9,571	8,883*	6,826

Fixed Charges
Debt interest	175	223	799	1,080	1,103	777	517
Capital lease interest	75	65	260	274	279	266	268
Capitalized interest	31	33	124	130	93	57	41
Interest component of rent	21	22	81	80	84	85	85
Total fixed expense	302	342	1,264	1,564	1,559	1,185	911

Profit before taxes and fixed expenses	3,107	2,806	13,315	11,647	11,130	10,068	7,737

Fixed charge coverage	10.28	8.20	10.54	7.44	7.14	8.50	8.49

* Does not include the cumulative effect of accounting change recorded by the Company in Fiscal 2000

Certain reclassifications have been made to prior periods to conform to current presentations. In addition, the impacts of McLane as a discontinued operation have been removed effective for all periods presented.